Exhibit 99.1

Media Contact:	or	Investor/analyst contact:
Bobbie Egan		Chris Berry
Media Relations Manager		Managing Director of Investor Relations
(206) 392-5134		(206) 392-5260

July 5, 2012

Alaska Air Group Reports June Operational Results

SEATTLE - Alaska Air Group Inc. (NYSE: ALK) today reported June operational results for its subsidiaries, Alaska Airlines and Horizon Air, and on a combined basis. Detailed information is provided below.

ALASKA AIRLINES - MAINLINE
Alaska reported a 10.6 percent increase in traffic on a 7.5 percent increase in capacity compared to June 2011. This resulted in a 2.5-point increase in load factor to a June record 87.9 percent. This also contributed to a record second quarter load factor of 87.4 percent. Alaska also reported 88.4 percent of its flights arrived on time in June, compared to the 91.4 percent reported in June 2011.
The following table shows Alaska's operational results for June and year-to-date 2012, compared to the prior-year periods:

	June			Year-to-Date
	2012	2011	Change	2012	2011	Change
Revenue passengers (in thousands)	1,672	1,580	5.8%	9,027	8,640	4.5%
Revenue passenger miles RPM (in millions)	2,187	1,978	10.6%	11,868	10,976	8.1%
Available seat miles ASM (in millions)	2,489	2,315	7.5%	13,705	13,055	5.0%
Passenger load factor	87.9%	85.4%	2.5 pts	86.6%	84.1%	2.5 pts
On-time arrivals as reported to U.S. DOT	88.4%	91.4%	(3.0) pts	87.5%	87.1%	0.4 pts

-more-

HORIZON AIR
Horizon reported a 5.2 percent increase in June traffic on a 3.6 percent increase in capacity compared to June 2011. This resulted in a 1.2-point increase in load factor to 79.0 percent. Horizon also reported a record 93.3 percent of its flights arrived on time in June, compared to the 88.1 percent reported in June 2011.
The following table shows Horizon's operational results for June and year-to-date 2012, compared to the prior-year periods:

	June			Year-to-Date
	2012	2011	Change	2012	2011	Change
Revenue passengers (in thousands)	583	557	4.7%	3,246	3,296	(1.5)%
RPMs (in millions)	181	172	5.2%	992	1,097	(9.6)%
ASMs (in millions)	229	221	3.6%	1,294	1,433	(9.7)%
Passenger load factor	79.0%	77.8%	1.2 pts	76.7%	76.6%	0.1 pts
On-time arrivals	93.3%	88.1%	5.2 pts	91.1%	81.8%	9.3 pts
The year-to-date decline in capacity and traffic for Horizon from the prior year is due primarily to the completion of Horizon's transition out of the CRJ-700 regional jet. This transition was completed in June 2011.

AIR GROUP (including flights operated by third parties)
On a combined basis, Air Group reported a 10.3 percent increase in traffic on a 7.4 percent increase in capacity compared to June 2011. This resulted in a 2.3-point increase in load factor to 87.1 percent. These statistics include flights operated by Alaska and those under capacity purchase agreements, including Horizon, SkyWest and PenAir.
The following table shows the operational results for June and year-to-date 2012, compared to the prior-year periods:

	June			Year-to-Date
	2012	2011	Change	2012	2011	Change
Revenue passengers (in thousands)	2,309	2,178	6.0%	12,560	11,998	4.7%
RPMs (in millions)	2,414	2,189	10.3%	13,101	12,146	7.9%
ASMs (in millions)	2,771	2,581	7.4%	15,283	14,581	4.8%
Passenger load factor	87.1%	84.8%	2.3 pts	85.7%	83.3%	2.4 pts

-more-

Alaska Airlines and Horizon Air, subsidiaries of Alaska Air Group (NYSE: ALK), together serve more than 90 cities through an expansive network in Alaska, the Lower 48, Hawaii, Canada and Mexico. Alaska Airlines ranked “Highest in Customer Satisfaction Among Traditional Network Carriers” in the J.D. Power and Associates 2008, 2009, 2010, 2011 and 2012 North America Airline Satisfaction StudiesSM. For reservations, visit www.alaskaair.com. For more news and information, visit the Alaska Airlines/Horizon Air Newsroom at www.alaskaair.com/newsroom.

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